Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Northwest Airlines Corporation 2007 Stock Incentive Plan for the registration of 21,333,248 shares of its common stock of our reports dated March 13, 2007, with respect to the consolidated financial statements and schedule of Northwest Airlines Corporation, Northwest Airlines Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Northwest Airlines Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

Minneapolis, Minnesota	/s/ ERNST & YOUNG LLP
May 29, 2007